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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors for
Republic National Bank:

We consent to the incorporation by reference in the registration statement on Form S-8 of Republic Bancshares of Texas, Inc. for the Republic Bancshares of Texas, Inc. 1998 Stock Option Plan of our report dated March 9, 2001, relating to the balance sheets of Republic National Bank as of December 31, 2000 and 1999, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-KSB of Republic National Bank.

/s/ KPMG LLP

Houston, Texas
September 28, 2001